UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2011

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement.

Item 8.01	Other Events.

Item 9.01	Financial Statements and Exhibits.

SIGNATURES

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Item 1.01                      Entry into a Material Definitive Agreement.

On October 31, 2011, GameTech International, Inc. (the “Company”) entered into a License Agreement with AGS, LLC (d/b/a American Gaming Systems) (“AGS”), pursuant to which the Company granted AGS the exclusive right to utilize five (5) game titles from the Company’s library of poker, keno, line-up, and blackjack VLT games (the “VLT Game Titles”), in connection with video gaming machines sold, leased, or otherwise placed by AGS in the state of Illinois.  The license includes the intellectual property rights associated with each of the five individual VLT Game Titles selected by AGS, including the game themes, graphical artwork, video images, audio features, math models, methodologies, and all patents, trademarks, logos and other intellectual property associated therewith.  The Company retaines all right, title and interest to the VLT Game Titles (including the right to sell, lease or license such titles outside Illinois), except as expressly granted to AGS under the Agreement.

In consideration for the license, AGS agreed to pay the Company a non-refundable license fee of $1.0 million within five business days of execution and delivery of the Agreement.  The Agreement also includes an option for AGS to license additional VLT Game Titles for use in Illinois from the Company’s library of existing VLT Game Titles and a right of first refusal and option to license newly developed VLT Game Titles for the Illinois market, in exchange for $200,000 per title selected.  This option and right of first refusal will be available to AGS for a period of three years.

Item 8.01                      Other Events.

On November 2, 2011, the Company issued a press release entitled “GameTech International Announces Licensing Agreement with American Gaming Systems.”  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

99.1	Press Release dated November 1, 2011 titled “GameTech International Announces Licensing Agreement with American Gaming Systems.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC.

By: /s/ James Robertson
James Robertson
Vice President and General Counsel

Dated: November 2, 2011

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